Exhibit 99.1
 Graham Holdings Company To Sell Megaphone to Spotify

ARLINGTON, VA—November 10, 2020—Graham Holdings Company (NYSE: GHC) announced today that it has entered into an agreement with Spotify Technology S.A. (NYSE: SPOT) to sell Megaphone for $235 million. Megaphone is a podcast technology company that provides hosting and ad-insertion capabilities for publishers and targeted ad sales for brand partners.

“Spotify will be a great home for Megaphone. I am proud of the Megaphone team and what they have built, and we look forward to their continued success,” said Timothy J. O’Shaughnessy, president and chief executive officer of Graham Holdings Company.

The transaction is subject to regulatory approval and the satisfaction of other closing conditions.

Allen & Company LLC assisted in the sale process.

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Contact:	Pinkie Mayfield
(703) 345-6450
Pinkie.Mayfield@ghco.com